UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Margaret L. Keon
        c/o Keon Associates
        16 Miller Avenue, Suite 203
        Mill Valley, California 94941
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):

   4.   Statement for Month/Year:

        December 1998

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        ( ) Director ( ) 10% Owner ( ) Officer (give title below) (x) Other (specify below)

        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person



                                          Table I -- Non-Derivative Securities Acquired,
                                                Disposed of, or Beneficially Owned



                                                                                5. Amount
                                                                                of Secur-
                                                                                  ities
                                                                                 Benefi-     6. Owner-
                     2. Trans-                                                    cially     ship Form:     7. Nature of
                      action                                                     Owned at    Direct (D)       Indirect
      1. Title of      Date         3. Trans-       4. Securities Acquired     End of Month   or Indi-       Beneficial
        Security      (Month/      action Code      (A) or Disposed of (D)      (Instr. 3     rect (I)        Ownership
       (Instr. 3)    Day/Year)     (Instr. 8)         (Instr. 3, 4 and 5)         and 4)     (Instr. 4)      (Instr. 4)
      -----------    ---------     -----------      ----------------------     ------------  ----------     ------------
                                 Code      V       Amount   (A)or(D)   Price
      Class A        12/01/98     S                  298        D      30.25                     I      By Margaret L. Keon
      Common Stock                                                                                      1990 Personal
                                                                                                        Income Trust for
                                                                                                        the Benefit of
                                                                                                        Susan Tamara Keon
                                                                                                        DeWyngaert dated
                                                                                                        April 20, 1990
                     12/01/98     S                  567        D      30.38     75,037          I      By Margaret L. Keon
                                                                                                        1990 Personal
                                                                                                        Income Trust for
                                                                                                        the Benefit of
                                                                                                        Susan Tamara Keon
                                                                                                        DeWyngaert dated
                                                                                                        April 20, 1990
                     12/01/98     G                1,600        D               506,461          I      By Margaret Lumpkin
                                                                                                        Keon Trust dated
                                                                                                        May 13, 1978
                                                                                 69,769 (1)      I      By Joseph J. Keon
                                                                                                        III 1998 CRUT dated
                                                                                                        October 27, 1998
                                                                                 84,769 (2)      I      By Margaret Lynley
                                                                                                        Keon 1998 NIM-CRUT
                                                                                                        dated October 27,
                                                                                                        1998
                                                                                 84,769 (3)      I      By Susan K.
                                                                                                        DeWyngaert 1998
                                                                                                        Spouse CRUT dated
                                                                                                        October 27, 1998
                                                                                 84,770 (4)      I      By Pamela K. Vitale
                                                                                                        1998 Spouse CRUT
                                                                                                        dated October 27,
                                                                                                        1998
                                                                                184,769 (5)      I      By Liese A. Keon
                                                                                                        1998 CRUT dated
                                                                                                        October 27, 1998





                                          Table I -- Non-Derivative Securities Acquired,
                                           Disposed of, or Beneficially Owned (Cont'd)



                                                                                5. Amount
                                                                                of Secur-
                                                                                  ities
                                                                                 Benefi-     6. Owner-
                     2. Trans-                                                    cially     ship Form:     7. Nature of
                      action                                                     Owned at    Direct (D)       Indirect
      1. Title of      Date         3. Trans-       4. Securities Acquired     End of Month   or Indi-       Beneficial
        Security      (Month/      action Code      (A) or Disposed of (D)      (Instr. 3     rect (I)        Ownership
       (Instr. 3)    Day/Year)     (Instr. 8)         (Instr. 3, 4 and 5)         and 4)     (Instr. 4)      (Instr. 4)
      -----------    ---------     -----------      ----------------------     ------------  ----------     ------------
                                 Code      V       Amount   (A)or(D)   Price
                                                                                 75,037          I      By Margaret L. Keon
                                                                                                        1990 Personal
                                                                                                        Income Trust for
                                                                                                        the Benefit of
                                                                                                        Joseph John Keon
                                                                                                        III dated April 20,
                                                                                                        1990
                                                                                 75,037          I      By Margaret L. Keon
                                                                                                        1990 Personal
                                                                                                        Income Trust for
                                                                                                        the Benefit of
                                                                                                        Katherine Stoddert
                                                                                                        Keon dated
                                                                                                        April 20, 1990
                                                                                 75,037          I      By Margaret L. Keon
                                                                                                        1990 Personal
                                                                                                        Income Trust for
                                                                                                        the Benefit of Lisa
                                                                                                        Anne Keon dated
                                                                                                        April 20, 1990
                                                                                 75,037          I      By Margaret L. Keon
                                                                                                        1990 Personal
                                                                                                        Income Trust for
                                                                                                        the Benefit of
                                                                                                        Margaret Lynley
                                                                                                        Keon dated
                                                                                                        April 20, 1990
                                                                                 75,037          I      By Margaret L. Keon
                                                                                                        1990 Personal
                                                                                                        Income Trust for
                                                                                                        the Benefit of
                                                                                                        Pamela Keon Vitale
                                                                                                        dated April 20,
                                                                                                        1990





                                          Table I -- Non-Derivative Securities Acquired,
                                           Disposed of, or Beneficially Owned (Cont'd)



                                                                                5. Amount
                                                                                of Secur-
                                                                                  ities
                                                                                 Benefi-     6. Owner-
                     2. Trans-                                                    cially     ship Form:     7. Nature of
                      action                                                     Owned at    Direct (D)       Indirect
      1. Title of      Date         3. Trans-       4. Securities Acquired     End of Month   or Indi-       Beneficial
        Security      (Month/      action Code      (A) or Disposed of (D)      (Instr. 3     rect (I)        Ownership
       (Instr. 3)    Day/Year)     (Instr. 8)         (Instr. 3, 4 and 5)         and 4)     (Instr. 4)      (Instr. 4)
      -----------    ---------     -----------      ----------------------     ------------  ----------     ------------
                                 Code      V       Amount   (A)or(D)   Price
                                                                                 16,057 (6)      I      By Joseph J. Keon
                                                                                                        III Holdback Trust
                                                                                                        under the Margaret
                                                                                                        L. Keon 1993
                                                                                                        Grantor Retained
                                                                                                        Annuity Trust
                                                                                 16,057 (6)      I      By Katherine S.
                                                                                                        Keon Holdback Trust
                                                                                                        under the Margaret
                                                                                                        L. Keon 1993
                                                                                                        Grantor Retained
                                                                                                        Annuity Trust
                                                                                 16,058 (7)      D
                                                                                 16,058 (8)      D
                                                                                 16,058 (9)      D
                                                                                 16,058(10)      D


                                           Table II -- Derivative Securities Acquired,
                                                Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)



                                                                                                         9.
                                                   5.                                                 Number of
                                                 Number                                               Deriva-        10.      11.
                                                of Deriv-                                               tive      Owner-    Nature
                    2.                          ative Se-                                             Securi-    ship Form  of Indi-
                 Conver-     3.                 curities                         7.                     ties     of Deriva-   rect
                 sion or   Trans-      4.       Acquired         6.          Title and                Benefi-      tive     Benefi-
          1.     Exercise  action    Trans-      (A) or      Date Exer-      Amount of         8.      cially    Security:   cial
       Title of  Price of   Date     action     Disposed    cisable and      Underlying     Price of  Owned at   Direct (D)  Owner-
      Derivative Deriva-   (Month/    Code       of (D)      Expiration      Securities    Derivative  End of    or Indi-    ship
       Security  tive Se-   Day/     (Instr.   (Instr. 3,   Date (Month/     (Instr. 3      Security    Month    rect (I)   (Instr.
      (Instr. 3)  curity    Year)      8)       4 and 5)     Day/Year)         and 4)      (Instr. 5) (Instr. 4) (Instr. 4)  4)
      ---------- --------  -------   -------   ----------   ------------     ----------    ---------- ---------- ---------- -------
                                    Code   V   (A)   (D)  Date  Expir-   Title   Amount or
                                                          Exer- ation            Number of
                                                          cis-  Date              Shares
                                                          able


     Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following notes, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Margaret L. Keon and not by any of the other joint filers.

        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by Joseph J. Keon III. These shares are not subject to Mr. Keon's agreement with the other members of the 13(d) group referred to in Item 6 above.

        (2) Beneficially owned for purposes of Rule 16a-1(a)(2) by Margaret Lynley Keon. These shares are not subject to Ms. Keon's agreement with the other members of the 13(d) group referred to in Item 6 above.

        (3)  Beneficially owned for purposes of Rule 16a-1(a)(2) by Susan
             K. DeWyngaert.  These shares are not subject to Ms.
             DeWyngaert's agreement with the other members of the 13(d) group referred to in Item 6 above.

        (4) Beneficially owned for purposes of Rule 16a-1(a)(2) by Pamela K. Vitale. These shares are not subject to Ms.





             Vitale's agreement with the other members of the 13(d) group referred to in Item 6 above.

        (5)  Beneficially owned for purposes of Rule 16a-1(a)(2) by Liese
             A. Keon. These shares are not subject to Ms. Keon's agreement with the other members of the 13(d) group referred to in Item 6 above.

        (6) Beneficially owned for purposes of Rule 16a-1(a)(2) by Joseph J. Keon III and Pamela K. Vitale.

        (7) Beneficially owned for purposes of Rule 16a-1(a)(2) by Pamela K. Vitale.

        (8)  Beneficially owned for purposes of Rule 16a-1(a)(2) by Liese
             A. Keon.

        (9)  Beneficially owned for purposes of Rule 16a-1(a)(2) by Susan
             T. DeWyngaert.

        (10) Beneficially owned for purposes of Rule 16a-1(a)(2) by Margaret Lynley Keon.

   SIGNATURE OF REPORTING PERSON(S):

   Margaret L. Keon*
   By:  Steven L. Grissom
        Attorney in Fact

   *See Exhibit 1-C





                           JOINT FILER INFORMATION

   Name:  Joseph J. Keon III

   Address: c/o Keon Associates, 16 Miller Avenue, Suite 203, Mill Valley, California 94941

   Designated Filer:  Margaret L. Keon

   Issuer & Ticker Symbol:  McLeodUSA Incorporated, MCLD

   Statement for Month/Year:  December 1998

   Signature:   Joseph J. Keon III*
                By:  Steven L. Grissom
                     Attorney in Fact


                           JOINT FILER INFORMATION

   Name:  Pamela K. Vitale (formerly Pamela Ryan Keon)

   Address: c/o Keon Associates, 16 Miller Avenue, Suite 203, Mill Valley, California 94941

   Designated Filer:  Margaret L. Keon

   Issuer & Ticker Symbol:  McLeodUSA Incorporated, MCLD

   Statement for Month/Year:  December 1998


   Signature:  Pamela K. Vitale**
               By:  Steven L. Grissom
                    Attorney in Fact


                           JOINT FILER INFORMATION

   Name:  Liese A. Keon

   Address:  2868 South Lakeridge Trail, Boulder, Colorado 80302

   Designated Filer:  Margaret L. Keon

   Issuer & Ticker Symbol:  McLeodUSA Incorporated, MCLD

   Statement for Month/Year:  December 1998


   Signature:  Liese A. Keon***
               By:  Steven L. Grissom
                    Attorney in Fact

     *See Exhibit 1-A
    **See Exhibit 1-D
   ***See Exhibit 1-B





                           JOINT FILER INFORMATION

   Name:  Susan T. DeWyngaert

   Address:  335 South 7th Street, Philadelphia, Pennsylvania 19106

   Designated Filer:  Margaret L. Keon

   Issuer & Ticker Symbol:  McLeodUSA Incorporated, MCLD

   Statement for Month/Year:  December 1998


   Signature:  Susan T. DeWyngaert







   DATE:  December 31, 1998





                                                              EXHIBIT 1-A
                                                              -----------

                              POWER OF ATTORNEY
                              -----------------

             Power of Attorney made this 9th day of December, 1998:

             I, JOSEPH J. KEON III, of 16 Miller Avenue, Mill Valley, California 94941, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA
   Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys,





   stocks, bonds, securities, or other property paid to or delivered to my attorney, or my attorney's substitute, pursuant to the provisions hereof.

             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                           /s/Joseph J. Keon III
                                           ------------------------------
                                           Principal


   Specimen signature of my attorney:


   ---------------------------------       ------------------------------
   Steven L. Grissom                       Principal (as witness to
                                           attorney's signature)
   ______________________________________________________________________

   STATE OF CALIFORNIA      )
                            ) ss
   COUNTY OF MARIN          )


             I, a Notary Public, in and for said County and State, hereby certify that JOSEPH J. KEON III, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed that instrument as his free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 9th day of December, 1998.

                                      /s/ Wayne Lang
                                      -----------------------------------
                                      Notary Public
                                      Wayne Lang
   This document was prepared by:     Commission #1182710
   Debra L. Stetter                   Notary Public - California
   Schiff Hardin & Waite              Marin County
   6600 Sears Tower                   My commission expires May 7, 2002
   Chicago, Illinois 60606





                                                              EXHIBIT 1-B
                                                              -----------

                              POWER OF ATTORNEY
                              -----------------

             Power of Attorney made this 3rd day of December,1998:

             I, LIESE A. KEON of 2868 South Lakeridge Trail, Boulder, Colorado 80302, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA
   Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys,





   stocks, bonds, securities, or other property paid to or delivered to my attorney, or my attorney's substitute, pursuant to the provisions hereof.

             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                           /s/ Liese A. Keon
                                           ------------------------------
                                           Principal

   Specimen signature of my attorney:


   ---------------------------------       ------------------------------
   Steven L. Grissom                       Principal (as witness to
                                           attorney's signature)

   ______________________________________________________________________

   STATE OF COLORADO        )
                            ) ss
   COUNTY OF BOULDER        )


             I, a Notary Public, in and for said County and State, hereby certify that LIESE A. KEON, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed that instrument as her free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 3rd day of December, 1998.

                                      /s/ Tracey L. James
                                      ----------------------------------
                                      Notary Public, State of Colorado
                                      My commission expires 06/09/2001
   This document was prepared by:
   Debra L. Stetter
   Schiff Hardin & Waite
   6600 Sears Tower
   Chicago, Illinois 60606





                                                              EXHIBIT 1-C
                                                              -----------

                              POWER OF ATTORNEY
                              -----------------

             Power of Attorney made this 9th day of December, 1998:

             I, MARGARET L. KEON, of 16 Miller Avenue, Mill Valley, California 94941, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA
   Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys,





   stocks, bonds, securities, or other property paid to or delivered to my attorney, or my attorney's substitute, pursuant to the provisions hereof.

             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                      /s/ Margaret L. Keon
                                      -----------------------------------
                                      Principal



   Specimen signature of my attorney:


   -------------------------------    -----------------------------------
   Steven L. Grissom                  Principal (as witness to
                                      attorney's signature)

   ______________________________________________________________________

   STATE OF CALIFORNIA      )
                            ) ss
   COUNTY OF MARIN          )


             I, a Notary Public, in and for said County and State, hereby certify that MARGARET L. KEON, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed that instrument as her free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 9th day of December, 1998.

                                      /s/ Wayne Lang
                                      ----------------------------------
                                      Notary Public
                                      Wayne Lang
   This document was prepared by:     Commission #1182710
   Debra L. Stetter                   Notary Public - California
   Schiff Hardin & Waite              Marin County
   6600 Sears Tower                   My commission expires May 7, 2002
   Chicago, Illinois 60606





                                                              EXHIBIT 1-D
                                                              -----------

                              POWER OF ATTORNEY
                              -----------------

             Power of Attorney made this 3rd day of December, 1998:

             I, PAMELA RYAN KEON, of 16 Miller Avenue, Mill Valley, California 94941, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA
   Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys,





   stocks, bonds, securities, or other property paid to or delivered to my attorney, or my attorney's substitute, pursuant to the provisions hereof.

             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                      /s/ Pamela Ryan Keon
                                      -----------------------------------
                                      Principal

   Specimen signature of my attorney:


   ------------------------------     -----------------------------------
   Steven L. Grissom                  Principal (as witness to
                                      attorney's signature)

   ______________________________________________________________________

   STATE OF CALIFORNIA      )
                            ) ss
   COUNTY OF MARIN          )


             I, a Notary Public, in and for said County and State, hereby certify that PAMELA RYAN KEON, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed that instrument as her free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 9th day of December, 1998.

                                      /s/ Wayne Lang
                                      ---------------------------------
                                      Notary Public
                                      Wayne Lang
   This document was prepared by:     Commission #1182710
   Debra L. Stetter                   Notary Public - California
   Schiff Hardin & Waite              Marin County
   6600 Sears Tower                   My commission expires May 7, 2002
   Chicago, Illinois 60606